Exhibit 99.1

May 18, 2015

Mr. Lee Keddie
8719 258th Avenue NE
Redmond, WA 98053

Dear Mr. Keddie:

We have read your latest press release and find ourselves utterly confused. Yes, you finally accepted our invitation for a call, which occurred on May 12th (with only your lawyer doing the speaking), but neither you nor your lawyer or Mr. Casey, who was also on the call, proposed any resolution or made any specific requests. Our communication ended with the ball in your court to advise us as to the following, which advice we are still waiting:

1.
Do you accept our open offer for you and Mr. Climaco to join our Board on June 4th? We made this offer to you 10 days ago and you have yet to give us any response. Our nominating committee is moving forward with its search pending your non-response.

2.
Do you want to reconvene settlement discussions? We cannot address your concerns unless you earnestly would like to discuss them. As noted above, on our first call neither you nor Kevin Casey uttered a word, and your lawyer was unable to articulate any settlement proposal.

These matters are very straightforward Lee, and we encourage you to accept our offer or to otherwise propose settlement terms. Again, it would be very helpful if you personally would speak your mind. After all, if you join our Board, we would expect you to communicate your views candidly and openly. I invite you to call me at any time to speak principal to principal and attempt to resolve these matters.

Finally, you still seem confused regarding the Company's position on your ability to nominate directors at the Annual Meeting. As stated repeatedly and consistently, but for the sake of perfect clarity, you should understand that neither you nor your associates will be permitted to make nominations at the Annual Meeting, and votes cast on your gold proxy card will not be counted in the director election process.  We have extended our offer to join the Board notwithstanding your inability to nominate directors at the Annual Meeting.

On behalf of the Board of Directors,

/s/ Laurence S. Levy
Laurence S. Levy
Chairman